Exhibit 99.1

Leap Reports Results for Third Quarter 2008

Leap Reports 156,000 Net Customer Additions and a 54 Percent Year-Over-Year Increase in Existing Business Adjusted OIBDA

SAN DIEGO--(BUSINESS WIRE)--November 5, 2008--Leap Wireless International, Inc. (NASDAQ:LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the quarter ended September 30, 2008. The Company reported approximately 156,000 net customer additions in the third quarter of 2008. Churn for the quarter was 4.2 percent, an improvement from 5.2 percent in the prior year period. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $97.5 million, up $1.8 million from the comparable period of the prior year. Adjusted OIBDA growth remained relatively flat year-over-year due primarily to $49.4 million of initial operating losses incurred in connection with the Company’s new market launch activity and the expansion of its mobile broadband service. For the quarter, Existing Business Adjusted OIBDA was $146.9 million, an increase of nearly $51 million from the prior year period. This increase reflects an approximately 400,000 year-over-year increase in end-of-period customers in existing markets and the resulting benefits of scale. The Company’s operating income for the quarter was $2.4 million, compared to $9.4 million for the third quarter of 2007.

“Our results reflect the strength of our business and its ability to attract and service new customers and perform well during times of economic uncertainty,” said Doug Hutcheson, Leap's president and chief executive officer. “Given our focus on achieving deeper penetration in our markets, the early successes of our mobile broadband service, and the attractive initial results of our Auction 66 market launches, we believe that the Company is well positioned as the value leader in the markets we serve with the right products in the right place at the right time. Our success in operating and further expanding our business, together with our strong liquidity position and commitment to operate our business in a thoughtful and disciplined manner, give us confidence that we can continue to move successfully through uncertain economic times.”

Key Financial Results and Operating Metrics (1) (2)

(Unaudited; in millions, except for percentages, customer data and operating metrics)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change

Service revenues	$434.5	$354.5	22.6%	$1,250.6	$1,023.4	22.2%
Total revenues	$496.7	$409.7	21.2%	$1,439.9	$1,201.0	19.9%
Operating income	$2.4	$9.4	(74.5%)	$42.9	$38.6	11.1%
Adjusted OIBDA	$97.5	$95.7	1.9%	$322.9	$279.7	15.4%
Adjusted OIBDA as a percentage of service revenues	22%	27%	(18.5%)	26%	27%	(3.7%)
Existing Business Adjusted OIBDA(3)	$146.9	$95.7	53.5%	$436.3	$279.7	56.0%
Net loss	$(48.8)	$(43.3)	(12.7%)	$(93.0)	$(57.9)	(60.6%)
Loss per share	$(0.72)	$(0.64)	(12.5%)	$(1.37)	$(0.86)	(59.3%)
Gross customer additions	593,619	450,954	31.6%	1,686,143	1,478,443	14%
Net customer additions	155,779	36,484	327.0%	557,012	481,621	15.7%
End of period customers	3,460,140	2,711,447	27.6%	3,460,140	2,711,447	27.6%
Weighted-average customers	3,371,932	2,654,555	27.0%	3,163,480	2,544,872	24.3%
Churn	4.2%	5.2%	—	3.9%	4.4%	—
End of period covered POPS	61.7	--	--	61.7	--	--
Average revenue per user (ARPU)	$42.95	$44.51	(3.5%)	$43.92	$44.68	(1.7%)
Cash costs per user (CCU)	$21.50	$21.24	1.2%	$21.41	$20.78	3.0%
Cost per gross addition (CPGA)	$201	$199	1.0%	$189	$181	4.4%
Cash purchases of property and equipment	$190.0	$105.8	79.6%	$528.3	$345.2	53.0%
Unrestricted cash, cash equivalents and short-term investments	$826.3	$655.7	26.0%	$826.3	$655.7	26.0%

(1) The foregoing results and operating metrics reflect the operations of Cricket markets for the periods indicated and markets in South Carolina and Georgia acquired from Hargray Wireless in April 2008, except for net customer additions and churn for the three and nine months ended September 30, 2008 which exclude the Hargray Wireless markets. The Company completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008 and our results for net customer additions and churn will include customers in the former Hargray Wireless markets beginning in the fourth quarter of 2008.

(2) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(3) The terms “Existing Business” and “Existing Markets” in this release refer to the Company’s markets in operation as of December 31, 2007, excluding the effects of the Company’s mobile broadband initiative.

Discussion of Financial and Operational Results for the Quarter

  Net customer additions included approximately 24,000 net customer additions for voice services in existing markets, approximately 92,000 net customer additions for voice services in new markets launched in 2008 and approximately 40,000 net customer additions associated with mobile broadband service.
  Customer churn for the third quarter was 4.2 percent, an improvement from 5.2 percent in the comparable period of the prior year. This decrease in churn year-over-year reflects an increase in customer tenure in markets launched prior to 2008. Churn in the Company’s existing markets was 4.3 percent. Looking ahead, the Company expects new expansion markets to follow tenure-related churn patterns similar to the markets launched in 2006 and 2007. The Company’s third quarter churn performance also reflects an increase in both customer deactivations and reactivations during the quarter, similar to what was experienced in the second quarter of 2008.

  Service revenues increased to $435 million, a 23 percent increase over the comparable period of the prior year and a 4 percent increase over the second quarter of 2008. These increases resulted from a 27 percent year-over-year increase in weighted-average customers due to growth in the Company’s existing business, success of new market launches and customer acceptance of the Company’s mobile broadband product offering, offset by changes in ARPU.
  Third quarter ARPU declined 3.5 percent over the prior year quarter to $42.95, reflecting expected seasonal trends in customer activity in our core business and the success of the continued expansion of our new broadband initiative. Third quarter APRU was also impacted by increased customer deactivations and higher reactivations in the quarter, and the impact of slightly lower-than-expected customer uptake of the Company’s higher value rate plans and optional add-on products in the quarter. We expect that fourth quarter 2008 ARPU will reflect seasonal trends in our existing markets, increased uptake of our optional add-on products and the maturing of our new markets.
  Adjusted OIBDA for the third quarter includes $16.9 million in negative OIBDA associated with the expanded launch and ongoing operations of the Company’s broadband product; $31.3 million of negative OIBDA associated with new markets and certain initial launch costs associated with the up to 36 million additional POPs the Company plans to launch by the middle of 2009 (including costs associated with the 8 million POPs launched in the second quarter; and $1.2 million associated with write-off of certain business development activities.
  Third quarter 2008 operating income of $2.4 million decreased by $7.0 million over the comparable period of the prior year, reflecting the impact of additional depreciation expense and the investments the Company is making to support its new initiatives.
  Net loss for the third quarter was $48.8 million, or $0.72 per share, compared to a net loss of $43.3 million, or $0.64 per share, for the comparable period of the prior year. The loss of $0.72 per share for the quarter included approximately $0.73 per share of initial operating losses associated with the Company’s new initiatives.
  Capital expenditures during the third quarter of 2008 were $190.0 million, including expenditures associated with the build-out of new markets and capitalized interest.

“During the third quarter, the positive impact of the Company’s customer growth initiatives was masked by the effects of Hurricane Ike and related weather systems,” said Walter Berger, Leap’s executive vice president and chief financial officer. “Prior to Hurricane Ike’s impacting customer activity in September, we experienced attractive results early in the third quarter, and we are experiencing strong subscriber growth early in the fourth quarter as well. Adjusted OIBDA margin increased 10 percentage points year-over-year, reflecting the benefits of scale as we expand our customer base. During the third quarter we also absorbed approximately $5 million of expenses in connection with legal fees associated with the settlement of litigation, Hurricane Ike, and certain business development activities. Third quarter results also reflect the Company’s planned continuation of its new initiative spending to support the launch of up to 36 million total new covered POPs by the middle of 2009 and associated subscriber growth.”

Other Key Operational Highlights

  Continued launch of Cricket Wireless Internet Service™ to additional markets, bringing the total number of covered POPs to approximately 32 million as of September 30, 2008, an increase of 38 percent since the end of the second quarter of 2008. Cricket Wireless Internet Service provides high-speed mobile broadband service for a low, flat rate with no long-term commitments or credit checks.
  Successful launch of the new Samsung Messager, a tri-band device that contains an array of compelling features including a full QWERTY keyboard, built-in MP3 player and digital camera.
  Timely and active response to Hurricane Ike and related weather systems, with Cricket crews responding immediately to the storms with pre-positioned recovery assets, securing additional resources from multiple locations and deploying technical teams to restore service in areas of the four states that sustained damage or experienced continued loss of power - Texas, Ohio, Kentucky and Pennsylvania. The Company believes the storm impacted approximately 11.5 million covered POPs.
  Introductory launch of Cricket PAYGo™, a 24/7 unlimited prepaid wireless service, in approximately 1,600 locations, including major national retailers in Cricket markets across the nation. Cricket PAYGo is a daily pay-as-you-go service designed for customers who prefer the flexibility and control offered by traditional pre-paid services but who are seeking greater value for their dollar.
  Entry into a nationwide roaming agreement, spectrum exchange agreement, litigation settlement and cross-licensing agreement with MetroPCS Communications, Inc. The new roaming agreement, which has an initial term of 10 years, covers all of the companies' existing and future markets, which the parties expect could ultimately encompass virtually all of the top 200 markets in the nation.

"We believe that the cash generated by our business, together with our third quarter cash and short-term investment position of $826 million, provides us with the financial resources necessary to operate our business and pursue our planned expansion activities. Further, the Company has no significant scheduled repayments of principal on its debt obligations until September of 2012,” continued Berger. “In addition, we have the flexibility to defer or substantially reduce our investments in business expansion efforts, if necessary, due to changes in general economic conditions. Given our attractive financial position, we believe that we are well-situated to continue investing in our business expansion initiatives and to consider any strategic opportunities that may arise. We intend to follow a disciplined and thoughtful approach that balances continued investment with management of our overall capital resources."

Updated Business Outlook

The Company updated its previously announced business expansion outlook to reflect the following:

  Customer penetration for voice services in the Company’s existing markets in aggregate is expected to reach between 8 percent and 9 percent by the end of 2010. This forecast does not include the expected positive contribution of the Company’s mobile broadband initiative.
  Annual capital expenditures to support the on-going growth and development of the Company’s markets in commercial operation for one year or more are expected to be in the mid-teens as a percentage of service revenue. This estimate may be affected by capital expenditures for footprint enhancement in existing markets. The Company may provide additional updates as it finalizes plans to develop additional sites.
  The Company and Denali License have identified up to 50 million POPs (as measured on a cumulative basis beginning January 2008) that the companies may cover with Cricket service by the end of 2010. The Company and Denali License expect to cover up to approximately 36 million of these additional POPs by the middle of 2009. The Company currently expects to finalize its plans with respect to the launch of the approximately 14 million remaining additional POPs in the middle of 2009. The Company currently intends to fund the costs required to build-out and launch the new markets associated with these 14 million additional POPs with cash generated from operations, and the pace and timing of the build-out and launch plans will depend upon the performance of the business and the amount of cash generated by the Company’s operations.
  Aggregate capital expenditures for the build-out of new markets through their first full year of operation following commercial launch are anticipated to be approximately $25 per covered POP, excluding capitalized interest.

  Aggregate cumulative investment in OIBDA loss in the Company’s newly launched markets through adjusted OIBDA break-even for these markets, including corporate and regional overhead allocations, is expected to be approximately $6 per covered POP. The OIBDA loss for a typical new market through adjusted OIBDA break-even in that market is expected to be approximately $7 per covered POP. The Company’s new markets are generally expected to reach adjusted OIBDA break-even within four quarters of commercial operation.
  Total adjusted OIBDA is expected to grow at a compound annual growth rate of between 35 percent and 45 percent from 2007 through 2010. This forecast does not include the effects of the Company’s mobile broadband initiative. This initiative is still developing; however, the Company believes that the compound annual growth rate of adjusted OIBDA from 2007 through 2010 would be higher if the effects of the mobile broadband initiative were included.
  With the continued expansion of the Company’s mobile broadband initiative, the Company expects to cover approximately 63 million total POPs with broadband service by the end of 2008 and the Company expects to cover approximately 88 million total POPs with broadband service by the middle of 2009. The Company also expects to have between 130,000 and 150,000 mobile broadband customers by the end of 2008. Mobile broadband penetration after the first year of operation following commercial launch of the service in a given market is expected to be approximately 0.5 percent.
  Aggregate cumulative investment in OIBDA loss for the mobile broadband initiative through adjusted OIBDA break-even, including corporate and regional overhead allocations is expected to be approximately $0.50 per covered POP or less. The Company expects that peak OIBDA burn on a market-by-market basis will be higher.
  The Company’s mobile broadband initiative in launched markets is generally expected to reach adjusted OIBDA break-even within three full quarters of commercial operation. The cumulative OIBDA loss for mobile broadband excludes approximately $6 million per quarter, though the end of 2008, of EvDO-related fixed costs that the Company expects to incur. The cumulative OIBDA loss for mobile broadband also excludes up to approximately $12 million per quarter, by year-end 2009, of EvDO-related fixed costs that the Company expects to incur as a result of increased subscribers. The Company expects that the negative OIBDA from the mobile broadband initiative will peak in the second half of 2008 and that the mobile broadband initiative will contribute positive adjusted OIBDA in the second half of 2009.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-866-831-6291 (domestic) or 1-617-213-8860 (international) and enter passcode number 95011255. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering passcode number 78428117.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. The Company and its joint ventures now operate in 29 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, Existing Business Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal year 2008 and future years, our plans to offer our services to additional covered POPs and our expectations regarding future growth, spending, results of operations and customer penetration, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  changes in economic conditions, including interest rates, consumer credit conditions, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the FCC’s auction for Advanced Wireless Services, or Auction #66, expansion of our mobile broadband product offering and other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations, or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;
  failure of our network or information technology systems to perform according to expectations; and

  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which we expect to file shortly with the SEC, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	September 30, 2008	December 31, 2007
Assets	(Unaudited)
Cash and cash equivalents	$541,804	$433,337
Short-term investments	284,511	179,233
Restricted cash, cash equivalents and short-term investments	4,870	15,550
Inventories	106,684	65,208
Other current assets	65,989	38,099
Total current assets	1,003,858	731,427
Property and equipment, net	1,661,540	1,316,657
Wireless licenses	1,836,622	1,866,353
Assets held for sale	45,569	--
Goodwill	429,968	425,782
Other intangible assets, net	31,378	46,102
Other assets	81,331	46,677
Total assets	$5,090,266	$4,432,998
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$303,936	$225,735
Current maturities of long-term debt	12,500	10,500
Other current liabilities	178,163	114,808
Total current liabilities	494,599	351,043
Long-term debt	2,569,587	2,033,902
Deferred tax liabilities	210,949	182,835
Other long-term liabilities	93,777	90,172
Total liabilities	3,368,912	2,657,952
Minority interests	54,632	50,724
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 69,400,816 and 68,674,435 shares issued and outstanding at September 30, 2008 and December 31 2007, respectively	7	7
Additional paid-in capital	1,840,986	1,808,689
Accumulated deficit	(168,700)	(75,699)
Accumulated other comprehensive loss	(5,571)	(8,675)
Total stockholders’ equity	1,666,722	1,724,322
Total liabilities and stockholders’ equity	$5,090,266	$4,432,998

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (1) (Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Service revenues	$434,523	$354,495	$1,250,595	$1,023,439
Equipment revenues	62,174	55,161	189,344	177,556
Total revenues	496,697	409,656	1,439,939	1,200,995
Operating expenses:
Cost of service (exclusive of items shown separately below)	(129,708)	(100,907)	(359,735)	(281,906)
Cost of equipment	(113,057)	(97,218)	(332,405)	(310,701)
Selling and marketing	(77,407)	(54,265)	(209,783)	(150,045)
General and administrative	(87,522)	(68,686)	(240,662)	(200,327)
Depreciation and amortization	(86,033)	(77,781)	(254,839)	(218,996)
Impairment of assets	(177)	(1,368)	(177)	(1,368)
Total operating expenses	(493,904)	(400,225)	(1,397,601)	(1,163,343)
Gain (loss) on sale or disposal of assets	(402)	(38)	559	902
Operating income	2,391	9,393	42,897	38,554
Minority interests in consolidated subsidiaries	(1,266)	182	(3,954)	2,434
Equity in net income (loss) of investee	230	(807)	(1,127)	(807)
Interest income	4,072	10,148	11,439	22,567
Interest expense	(45,352)	(33,336)	(109,110)	(86,922)
Other income (expense), net	1,161	(4,207)	(3,182)	(4,844)
Loss before income taxes	(38,764)	(18,627)	(63,037)	(29,018)
Income tax expense	(10,024)	(24,662)	(29,964)	(28,857)
Net loss	$(48,788)	$(43,289)	$(93,001)	$(57,875)
Loss per share:
Basic	$(0.72)	$(0.64)	$(1.37)	$(0.86)
Diluted	$(0.72)	$(0.64)	$(1.37)	$(0.86)
Shares used in per share calculations:
Basic	68,071	67,194	67,999	67,064
Diluted	68,071	67,194	67,999	67,064

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities:
Net cash provided by operating activities	$271,269	$195,841
Investing activities:
Acquisition of business, net of cash acquired	(31,201)	—
Purchases of property and equipment	(528,333)	(345,195)
Change in prepayments for purchases of property and equipment	(4,867)	12,010
Purchases of and deposits for wireless licenses and spectrum clearing costs	(74,698)	(4,418)
Return of deposit for wireless licenses	70,000	—
Proceeds from sale of wireless licenses and operating assets	—	9,500
Purchases of investments	(446,590)	(518,916)
Sales and maturities of investments	341,239	287,066
Purchase of minority interest	—	(4,706)
Purchase of membership units	(1,033)	(17,921)
Changes in restricted cash, cash equivalents and short-term investments, net	(1,980)	317
Net cash used in investing activities	(677,463)	(582,263)
Financing activities:
Proceeds from long-term debt	535,750	370,480
Principal payments on capital lease obligations	(12,900)	—
Repayment of long-term debt	(7,750)	(6,750)
Payment of debt issuance costs	(7,507)	(5,257)
Minority interest contributions	--	4,014
Proceeds from issuance of common stock, net	7,068	7,847
Net cash provided by financing activities	514,661	370,334
Net increase (decrease) in cash and cash equivalents	108,467	(16,088)
Cash and cash equivalents at beginning of period	433,337	372,812
Cash and cash equivalents at end of period	$541,804	$356,724

Supplementary disclosure of cash flow information:
Cash paid for interest	$107,924	$89,992
Cash paid for income taxes	$1,916	$365

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three and nine months ended September 30, 2008 and 2007 (unaudited; in thousands, except percentages):

	Three Months Ended September 30,
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$434,523		$354,495		$80,028	22.6%
Equipment revenues	62,174		55,161		7,013	12.7%
Total revenues	496,697		409,656		87,041	21.2%
Operating expenses:
Cost of service	129,708	29.9%	100,907	28.5%	28,801	28.5%
Cost of equipment	113,057	26.0%	97,218	27.4%	15,839	16.3%
Selling and marketing	77,407	17.8%	54,265	15.3%	23,142	42.6%
General and admini- strative	87,522	20.1%	68,686	19.4%	18,836	27.4%
Depreciation and amortization	86,033	19.8%	77,781	21.9%	8,252	10.6%
Impairment of assets	177	0.0%	1,368	0.4%	(1,191)	(87.1)%
Total operating expenses	493,904	113.7%	400,225	112.9%	93,679	23.4%
Loss on sale or disposal of assets	(402)	(0.1)%	(38)	0.0%	(364)	957.9%
Operating income	$2,391	0.6%	$9,393	2.6%	$(7,002)	(74.5)%
	Nine Months Ended September 30,
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$1,250,595		$1,023,439		$227,156	22.2%
Equipment revenues	189,344		177,556		11,788	6.6%
Total revenues	1,439,939		1,200,995		238,944	19.9%
Operating expenses:
Cost of service	359,735	28.8%	281,906	27.5%	77,829	27.6%
Cost of equipment	332,405	26.6%	310,701	30.4%	21,704	7.0%
Selling and marketing	209,783	16.8%	150,045	14.7%	59,738	39.8%
General and administrative	240,662	19.2%	200,327	19.6%	40,335	20.1%
Depreciation and amortization	254,839	20.4%	218,996	21.4%	35,843	16.4%
Impairment of assets	177	0.0%	1,368	0.1%	(1,191)	(87.1)%
Total operating expenses	1,397,601	111.8%	1,163,343	113.7%	234,258	20.1%
Gain on sale or disposal of assets	559	0.0%	902	0.1%	(343)	(38.0)%
Operating income	$42,897	3.4%	$38,554	3.8%	$4,343	11.3%

(3) Total share-based compensation expense related to the Company’s share-based awards for the three and nine months ended September 30, 2008 and 2007 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cost of service	$628	$535	$2,145	$1,680
Selling and marketing expenses	871	843	3,406	2,404
General and administrative expenses	6,967	5,696	19,951	17,628
Share-based compensation expense	$8,466	$7,074	$25,502	$21,712
Share-based compensation expense per share:
Basic	$0.12	$0.11	$0.38	$0.32
Diluted	$0.12	$0.11	$0.38	$0.32

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Selling and marketing expense	$77,407	$54,265	$209,783	$150,045
Less share-based compensation expense included in selling and marketing expense	(871)	(843)	(3,406)	(2,404)
Plus cost of equipment	113,057	97,218	332,405	310,701
Less equipment revenue	(62,174)	(55,161)	(189,344)	(177,556)
Less net loss on equipment transactions unrelated to initial customer acquisition	(7,880)	(5,747)	(31,289)	(13,100)
Total costs used in the calculation of CPGA	$119,539	$89,732	$318,149	$267,686
Gross customer additions	593,619	450,954	1,686,143	1,478,443
CPGA	$201	$199	$189	$181

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cost of service	$129,708	$100,907	$359,735	$281,906
Plus general and administrative expense	87,522	68,686	240,662	200,327
Less share-based compensation expense included in cost of service and general and administrative expense	(7,595)	(6,231)	(22,096)	(19,308)
Plus net loss on equipment transactions unrelated to initial customer acquisition	7,880	5,747	31,289	13,100
Total costs used in the calculation of CCU	$217,515	$169,109	$609,590	$476,025
Weighted-average number of customers	3,371,932	2,654,555	3,163,480	2,544,872
CCU	$21.50	$21.24	$21.41	$20.78

(8) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing Business Adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to new markets launched after December 31, 2007 and to the Company’s mobile broadband initiative, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and Existing Business Adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and Existing Business Adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and Existing Business Adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and Existing Business Adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, Existing Business Adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and Existing Business Adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and Existing Business Adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and Existing Business Adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and Existing Business Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and Existing Business Adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating income	$2,391	$9,393	$42,897	$38,554
Plus depreciation and amortization	86,033	77,781	254,839	218,996
OIBDA	88,424	87,174	297,736	257,550
Less (gain) loss on sale or disposal of assets	402	38	(559)	(902)
Plus impairment of indefinite-lived intangible assets	177	1,368	177	1,368
Plus share-based compensation	8,466	7,074	25,502	21,712
Adjusted OIBDA	$97,469	$95,654	$322,856	$279,728
Plus net operating expenses attributable to new markets included in total operating expenses	32,558	—	80,793	—
Plus net operating expenses attributable to broadband included in total operating expense	16,858		32,675
Existing Business Adjusted OIBDA	$146,885	$95,654	$436,324	$279,728

CONTACT:
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com